ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Modern Mobility Aids, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article THIRD is amended in its entirety to read as follows:

"THIRD: That the authorized capital stock of this corporation shall consist of 201,000,000 shares, of which 1,000,000 shares shall be preferred stock, each having a par value of $0.001 per share, and 200,000,000 shares shall be common stock, each having a par value of $0.001 per share.

[continued on Attachment A annexed hereto]

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: **a majority of the outstanding shares**

4. Effective date of filing: (optional) August 22, 2011

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer Mohamed K. Karatella, President

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees

ATTACHMENT A TO

CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION OF

MORDEN MOBILITY AIDS, INC.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the preferred stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by Chapter 78 of the Revised Nevada Statutes (the "NRS"). Without limiting the generality of the foregoing, and subject to the rights of any series of preferred stock then outstanding, the resolutions providing for issuance of any series of preferred stock may provide that such series shall be superior or rank equally or be junior to the preferred stock of any other series to the extent permitted by law."